Exhibit 10.13

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

DESCRIPTION OF NON-EMPLOYEE DIRECTOR

COMPENSATION ARRANGEMENTS

Overview

NTIC’s non-employee directors currently consist of Pierre Chenu, Tilman B. Frank, M.D. Soo Keong Koh, Ph.D., Donald A. Kubik, Ph.D., Sunggyu Lee, Ph.D., Mark M. Mayers, Ramani Narayan, Ph.D. and Mark J. Stone. We use a combination of cash and long-term equity-based incentive compensation in the form of annual stock option grants to attract and retain qualified candidates to serve on the Board of Directors.

Annual Retainers; Meeting Fees

Each person who is a non-employee director receives an annual retainer of $10,000 for services rendered as a director of NTIC.  The annual retainer is paid quarterly.  NTIC’s Chairman of the Board receives an additional annual retainer of $15,000, the Chair of the Audit Committee receives an additional annual retainer of $5,000 and other members of the Audit Committee received an additional annual retainer of $4,000.  Each of our non-employee directors also receives $1,000 for each Board and strategy review meeting attended and $1,000 for each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting attended.  No director, however, will earn more than $1,000 per day in Board, Board committee and strategy review meeting fees.  Any director that is an employee of NTIC (G. Patrick Lynch) does not receive any retainer or Board or Committee meeting fees.

As part of NTIC’s cost reduction efforts, commencing in March 2009, NTIC’s annual cash retainers and meeting fees were reduced temporarily by 10%.  This reduction remains in effect as of the date of the filing of this report.

Stock Options

Each of non-employee director is automatically granted a five-year non-qualified option to purchase 4,000 shares of NTIC common stock in consideration for their services as directors of NTIC and the Chairman of the Board is automatically granted an additional five-year non-qualified option to purchase 2,000 shares of NTIC common stock in consideration for his services as Chairman on the first day of each fiscal year.  Each non-employee directors who is elected or appointed to the Board following the first day of the fiscal year receives an automatic grant of an option to purchase a pro rata portion of 4,000 shares of NTIC common stock calculated by dividing the number of months remaining in the fiscal year at the time of election or appointment divided by 12, which options are automatically granted at the time of the new director’s election or appointment. Each automatically granted option becomes exercisable, on a cumulative basis, with respect to one-third of the shares covered by such option on each one-year anniversary of the date of its grant.  The exercise price of such option is equal to the fair market value of a share of NTIC common stock on the date of grant.  All such options are granted under the Northern Technologies International Corporation 2007 Stock Incentive Plan.

Reimbursement of Expenses

All of directors of NTIC are reimbursed for travel expenses for attending meetings and other miscellaneous out-of-pocket expenses incurred in performing their Board functions.

Indemnification Agreements

NTIC has entered into agreements with all of its directors under which NTIC is required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was a director of NTIC.  NTIC will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to NTIC’s best interests.  With respect to any criminal proceeding, NTIC will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Consulting Arrangements

NTIC paid consulting fees to Bioplastic Polymers LLC, an entity which is owned by Ramani Narayan, Ph.D., in the aggregate amount of $100,000 and royalty fees in an aggregate amount of $2,510 during the fiscal year ended August 31, 2009.  The consulting services rendered by Bioplastic Polymers LLC related to research and development associated with various new technologies.  The royalty fees were paid pursuant to an oral agreement pursuant to which NTIC has agreed to pay Bioplastic Polymers LLC and Dr. Narayan in consideration of the transfer and assignment by Biopolymer Plastics LLC and Dr. Narayan of certain biodegradable polymer technology to NTIC, an aggregate of three percent of the gross margin on any net sales of products incorporating the biodegradable polymer technology transferred to NTIC by Bioplastic Polymers LLC and Dr. Narayan for a period of 10 years, provided that if a patent for or with respect to biodegradable polymer technology is issued before the expiration of such 10 year period, then NTIC will until the expiration of such patent pay to Bioplastic Polymers LLC and Dr. Narayan an aggregate three percent of the biodegradable polymer technology gross margin attributable to such patent.

In May 2009, NTIC entered into an agreement with DAK Engineering, LLC (“DAK”), an entity owned by NTIC’s former Chief Technical Officer and, Donald A. Kubik, Ph.D., effective as of June 1, 2009. Pursuant to the agreement, NTIC has engaged DAK to perform certain services to NTIC, specifically services in the area of chemistry, technology development, supplier technical issues, production issues, product performance characterization, and other forms of commercializing intellectual property rights. In consideration for such services, NTIC has agreed to pay DAK a monthly fee of $7,250. The agreement may be terminated by either party for any reason with 30 days prior notice before the quarter end by providing written notice to the other party and may be terminated upon the occurrence of other certain events, as set forth in the agreement. The Agreement also contains other standard terms, including provisions regarding confidentiality, non-competition and non-solicitation.

In May 2009, NTIC entered into a technology transfer and consulting agreement with Sunggyu Lee, Ph.D., a director of NTIC, pursuant to which NTIC agreed to pay Dr. Lee $30,000 payable in six $5,000 monthly installments in exchange for an 18-month option to purchase certain technology developed by Dr. Lee.  If NTIC decides to exercise the option, Dr. Lee has agreed to transfer to NTIC the technology and to provide NTIC consulting services related to the further development and commercialization of the technology in exchange for an additional $120,000 payable in eight $15,000 monthly installments.  If NTIC commercializes any products or services that incorporate the transferred technology or any other new related inventions developed by Dr. Lee during the term of the agreement and transferred to NTIC under the agreement, NTIC has agreed to pay Dr. Lee a royalty of three percent of any earnings before interest and taxes to NTIC generated from the commercial exploitation by NTIC of any products or services that incorporate the technology and/or inventions.  Such royalties will be required to be paid until the earlier of the last to expire of any applicable patents covering such technology or inventions, the invalidity of such patents, or if there are no issued patents covering such technology and inventions, 10 years from the first date of commercial sale or license.   The agreement may be terminated by NTIC if, at any stage, NTIC determines in its sole discretion not to proceed with the project.